Exhibit 99.1

Contacts:

Media: Shannon Hawkins at 703.469.1190 or shawkins@fbr.com

Investors: Linda E. Eddy at 703.312.9715 or leddy@fbr.com

FBR & Co. Announces the Election of Allison Leopold Tilley to its Board of Directors

ARLINGTON, VA, February 10, 2016 – FBR & Co. (NASDAQ:FBRC) (“FBR” or the “Company”) a leading investment bank serving the middle market, today announced that Allison Leopold Tilley joined the Company’s Board of Directors as of February 10, 2016.

“We are pleased to welcome Allison to the FBR Board of Directors. Allison’s experience as a managing board member of a leading professional services firm has provided her with significant expertise around recruiting and talent management, each critical considerations in our industry, ” said Chairman and Chief Executive Officer, Richard J. Hendrix. “Additionally, she brings a unique depth of knowledge of growth sector companies conducting M&A and capital markets transactions, all of which will be particularly valuable to our leadership team.”

“I am honored to be joining FBR’s Board of Directors,” said Leopold Tilley. “I am looking forward to bringing my experience and expertise to that of my fellow directors and working together to continue to build value for FBR’s clients and shareholders.”

Allison Leopold Tilley, 52, is a Managing Board Member and Partner at Pillsbury Winthrop Shaw Pittman in the Corporate & Securities – Technology practice. Throughout her 27 years with the firm, she has held several leadership positions including membership of the Managing Board, Chair of the Firm’s Compensation Committee and as Practice Section Leader for the Corporate & Securities – Technology practice where she oversaw the section’s $60 million P&L and provided strategic guidance and vision for the C&S-T practice. She is a member of the Board of Directors of the Ronald McDonald House at Stanford, a member of the Advisory Board of Women in Law Empowerment Forum, a member of the Leadership Committee of Aim High and formerly on the Board of Directors of Watermark and the Global Women’s Leadership Network. Leopold Tilley holds a Juris Doctor from the University of California, Berkeley and her BA from the University of California, Davis, with honors.

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. and MLV & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; insurance; industrials; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.